Exhibit 2.7

ADDITIONAL CONTRIBUTION AGREEMENT
BETWEEN
STONEHAVEN REALTY TRUST
AND
PARAGON REAL ESTATE DEVELOPMENT, LLC

The parties, STONEHAVEN REALTY TRUST, a Maryland business trust (the “Trust”), James C. Mastandrea (“Mastandrea”), John J. Dee (“Dee”), and PARAGON REAL ESTATE DEVELOPMENT, LLC (“Paragon”) or its nominee, agree to enter into this additional contribution agreement (“Agreement”), made at Cleveland, Ohio, this            day of                            , 2003, between and Stonehaven and Paragon.

WITNESSETH:

WHEREAS:  The Trust is a public traded real estate company;

WHEREAS:  The Trust desires to substantially grow the asset base, net operating income, funds from operation, net value, and the share value of the Trust;

WHEREAS:  The Trust seeks to acquire the leadership experience, talent, and relationships of Mastandrea and Dee;

WHEREAS:  The Board of Trustees of the Trust (the “Board”) desires to appoint Mastandrea as its Chairman and President, and Dee as its Senior Vice President and Trustee;

WHEREAS:  Mastandrea will assume the title of Chief Executive Officer and Dee will assume the title of Chief Financial Officer in 2003;

WHEREAS:  Mastandrea and Dee desire to become employees of the Trust and execute two-year employment contracts with Stonehaven (the “Employment Agreements”);

WHEREAS:  It is the present intention of Mastandrea and Dee to assign to Paragon Real Estate Development, L.L.C., an Ohio limited liability company (“Paragon”), the Common Shares (as defined in Section 1) they are receiving under this Agreement;

WHEREAS:  It is the present intention of Paragon to accept the foregoing assignment of  the Common Shares; and,

WHEREAS: the Trust, Mastandrea, Dee, and Paragon desire to enter into this Agreement;

NOW, THEREFORE, the Trust, Paragon, Mastandrea, and Dee have agreed to be bound by the following terms and conditions of this Agreement:

1)            ALLOCATION AND FORMULA FOR EARNING COMMON SHARES.  Following the shareholder approval contemplated by Section 9 of the Contribution Agreement, dated as of an even date herewith, by and among the Trust and the other parties named therein, the Board is hereby authorized to issue to Paragon the Trust’s common shares (“Common Shares”) with an aggregate value of up to $26,000,000 (“Sponsor’s Equity”) for procuring for the Trust future acquisition, development, and re-development deals approved by the Board (each a “Real Estate Transaction”).  These Common Shares will be issued as an incentive to Mastandrea and Dee to significantly grow the asset base and Net Operating Income (“NOI”) of the Trust. Sponsor’s Equity for a particular Real Estate Transaction shall be calculated by dividing (i) the estimated NOI to be generated from the Real Estate Transaction for the first year following consummation thereof by (ii) the capitalization rate utilized in such Real Estate Transaction, less the applicable “Basis Point Factor” (as defined below).

The applicable Basis Point Factors are as follows:

a)             The Basis Point Factor for the acquisition of an existing operating property shall mean 75 basis points;

b)            The Basis Point Factor for the acquisition of a redevelopment property shall mean 87.5 basis points;

c)             The Basis Point Factor for the acquisition of a development property shall mean 100 basis points.

For example purposes only:  If a particular Real Estate Transaction involving the acquisition of an existing operating property had a capitalization rate of 10.0%, an acquisition price of $10,000,000 and an estimated NOI of $1,000,000 for the year following the consummation of the Real Estate Transaction, then the Sponsor’s Equity in connection with such Real Estate Transaction would be $810,811, calculated by dividing the estimated Year 1 NOI ($1,000,000) by 9.25% (the capitalization rate (10.0%) minus the Basis Point Factor (.75%)), and subtracting $10,000,000 from the quotient.

2)            PAYMENT OF SHARES.  Upon the closing of a Real Estate Transaction for the Trust, the Trust will issue a share certificate to Paragon for the number of Common Shares earned by Mastandrea and Dee.  For each Real Estate Transaction, Mastandrea will be allocated 50% of the Common Shares and Dee will be allocated 50% of the Common Shares.  Paragon will hold the Common Shares issued for the benefit of Mastandrea and Dee.

3)            RESTRICTIONS ON SHARES.  Common Shares will be issued on the basis of a five-year proforma approved by the Board, and restricted until the actual NOI equals the proforma NOI.  Removal of the restrictions shall also be subject to a minimum of 5% increase in both NOI and Funds From Operations for the Trust.  The number of Common Shares shall be calculated by dividing the amount payable to Mastandrea and Dee pursuant to Section 1 hereof for that particular Real Estate Transaction by the average of the closing prices for the Common Shares for 30 calendar days ending the day preceding the closing, or, if the Common Shares are not then traded, the fair market value of a Common Share as determined in good faith by the Board.  However, notwithstanding the foregoing, removal of the restrictions for all of the Common Shares will occur immediately:  if a “Shift in Ownership” is deemed to have occurred under the Employment Agreements, or if the Employment Agreements otherwise provide for accelerated vesting.  Issuances of Common Shares to Mastandrea and Dee hereunder shall also be subject to (i) the continued employment of Mastandrea and Dee, as applicable, by the Trust and (ii) shareholder approval, if required.

4)            MISCELLANEOUS.  This Agreement may only be modified, waived, amended, extended, or discharged if approved by the Board and agreed to in writing and signed by Mastandrea, Dee, Paragon, and the Trust.  This Agreement shall inure to the benefit of the Trust, Mastandrea, Dee, and Paragon and their heirs and legal representatives and may not be transferred or assigned to an unrelated party.  No waiver by any party hereto at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.  No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof, has been made by any of the parties which is not set forth expressly in this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  In the event legal action is instituted to enforce any provision of this Agreement, each party shall pay its own cost and expense thereof.  This Agreement constitutes the entire agreement between the parties with the subject matter hereof and all prior negotiations, discussions, and agreements on that subject matter are hereby superseded.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when executed and delivered, will constitute one and the same instrument.

5)            NO PERSONAL LIABILITY.  Notwithstanding anything herein to the contrary, this Agreement is made and executed on behalf of the Trust, a real estate investment trust organized under the laws of the State of Maryland, by its officers thereof on behalf of the trustees thereof, and none of the trustees or any additional or successor trustees hereinafter appointed, nor any beneficiary, officer, employee or agent of the Trust will have any liability hereunder in his personal or individual capacity, but, instead, all parties will look solely to the property and assets of the Trust for satisfaction of claims of any nature arising under or in connection with this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by the Trust, and by both Mastandrea and Dee, individually and as representatives of Paragon, as of the date first above written.

STONEHAVEN REALTY TRUST

By:
Title:	Trustee

JAMES C. MASTANDREA
INDIVIDUALLY AND for PARAGON REAL ESTATE DEVELOPMENT TRUST, LLC

JOHN J. DEE
INDIVIDUALLY AND for PARAGON REAL ESTATE DEVELOPMENT TRUST, LLC